Exhibit 99.1

For Information

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY CLOSES $250 MILLION PERMIAN BASIN ACQUISITION

DENVER, December 15, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it has closed the previously announced $250 million acquisition of oil and gas properties in the Permian Basin. The net cash paid at closing was $248 million as a result of normal and customary closing adjustments to account for activity between the effective and closing dates. The acquisition was funded from borrowings under the Company’s existing credit facility. St. Mary increased its commitment amount under the credit facility to $500 million in order to accommodate the transaction.

“We are happy to announce the closing of this acquisition. It provides us a multi-year drilling program with high working interest, low risk properties,” remarked Tony Best, President and Chief Operating Officer. “This transaction substantially increases our footprint in the Permian Basin and we are busy building our Midland-based team. We are excited to get working on this slate of assets and look forward to continuing the growth in our Permian Basin region.”

St. Mary’s development of these properties will be assisted by the technical professionals at ExL Petroleum, LP, a Midland-based private company.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws. Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, the volatility and level of oil and natural gas prices, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-06-17

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